Filed Pursuant to Rule 424(b)(2)

Registration No. 333-259204 and 333-259204-01

PROSPECTUS SUPPLEMENT
(To Prospectus Dated August 31, 2021)

FNB FINANCIAL SERVICES, LP

$500,000,000

SUBORDINATED TERM NOTES AND DAILY NOTES

Pursuant to the prospectus, FNB Financial Services, LP is offering up to Five Hundred Million Dollars ($500,000,000) aggregate principal amount of its nonnegotiable subordinated term, daily and special daily notes (the “New Notes”), which are fully and unconditionally guaranteed by F.N.B. Corporation, (the “Company”). Renewals of Notes issued by the Company prior to 2005 and still outstanding carry the same interest rates as their corollary New Notes.

The following annual interest rates are applicable to both New Notes and Outstanding Notes effective March 1, 2023.

		ANNUAL	ANNUAL
		INTEREST	PERCENTAGE
		RATE	YIELD
Subordinated Daily Notes		1.00%	1.00%

Subordinated Special Daily Notes MINIMUM BALANCE $25,000.00		2.70%	2.73%

Subordinated JUMBO Daily Notes MINIMUM BALANCE $100,000.00		3.70%	3.75%

Subordinated Term Notes
3 Month		3.00%	3.03%
6 Month		3.00%	3.03%
9 Month		3.10%	3.14%
12 Month		3.30%	3.34%
15 Month	SPECIAL	4.40%	4.47%
18 Month		3.50%	3.55%
21 Month		N/A	N/A
24 Month		3.50%	3.55%
27 Month	SPECIAL	4.50%	4.58%
30 Month		3.80%	3.85%
36 Month		3.80%	3.85%
48 Month		3.90%	3.96%
60 Month		4.00%	4.06%
84 Month	SPECIAL	4.50%	4.58%
120 Month	SPECIAL	5.00%	5.09%

This Prospectus Supplement is dated March 1, 2023.